                                                                  EXHIBIT 10.E.1

                             AMENDMENT NO. 1 TO THE
                               EL PASO CORPORATION
                             1995 COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

      Pursuant to Section 8.7 of the El Paso Corporation 1995 Compensation Plan for Non-Employee Directors, Amended and Restated effective as of January 29, 2002 (the "Plan"), the Plan is hereby amended as follows, effective as of January 29, 2003:

      Sections 5.3 and 5.4 shall be renumbered as Sections 5.4 and 5.5, respectively, and a new Section 5.3 shall be added to read as follows:

      "5.3 PHANTOM STOCK UNITS

      Notwithstanding Section 5.2, the Management Committee may determine that the maximum number of shares of Common Stock which may at any time be awarded pursuant to Section 4.1 of the Plan (and, if appropriate, pursuant to Section
5.1 of the El Paso Corporation Strategic Stock Plan) have been issued and phantom stock units which shall have an accounting value equal to the fair market value of one (1) share of Common Stock ("PSUs") shall be credited to the Participant's Memorandum Deferred Account for his or her Common Stock Deferral and/or Deferred Retirement Benefit Credit for the Plan Year. [The amount of PSUs credited to the Participant's Memorandum Deferred Account for his or her Common Stock Deferral shall include the Conversion Premium (as defined below).]

      Each Participant who receives PSUs shall, once the PSUs have been credited to his or her Memorandum Deferred Account, have the right to receive dividend equivalents and other distributions on such PSUs, subject to applicable laws. Any such dividend equivalents and other distributions shall be deemed reinvested promptly in additional PSUs and such additional PSUs shall be credited to the Memorandum Deferred Account until the Memorandum Deferred Account is distributed. Participants do not have the right to vote the PSUs.

      PSUs shall be exchanged, on a pro rata basis, for an equivalent number of shares of deferred Common Stock when, and if, additional shares of Common Stock become available under the Plan. Such shares of deferred Common Stock shall be treated as all other Common Stock Deferrals under the Plan. If no additional shares of Common Stock become available under the Plan at the time of distribution of the PSUs to the Participant, an amount equal to the PSU balance of the Participant's Memorandum Deferred Account shall be paid to the Participant (or the Participant's beneficiary in the case of the Participant's death) in a lump sum cash payment based on the Common Stock's fair market value (as defined in Section 6.2(b)) on the day preceding the date of such payment. Payment of PSUs in cash shall be made in the month following the date on which the Participant ceases to be a Director. PSUs credited to the Participant's

Memorandum Deferred Account for the Participant's Deferred Retirement Benefit Credit shall be subject to any additional restrictions of such other Deferred Retirement Benefit Credits under the Plan."

      IN WITNESS WHEREOF, El Paso Corporation has executed this document as of January 29, 2003.

                                        EL PASO CORPORATION

                                        By:  /s/ David E. Zerhusen
                                            ------------------------------------
                                            David E. Zerhusen
                                            Its Executive Vice President
                                            Administration


ATTEST:

By:    /s/ David L. Siddall
   ------------------------------
Title:  Corporate Secretary